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Exhibit 23.1

INDEPENDENT AUDITOR'S CONSENT

        We consent to the incorporation by reference in Registration Statement Nos. 33-57078, 33-38849 and 33-61998 of On Assignment, Inc. and subsidiaries on Form S-8 and Registration Statement No. 33-88034 on Form S-3 of our report dated March 25, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets" effective January 1, 2002) with respect to the consolidated financial statements and financial statement schedule of On Assignment, Inc. appearing in this Annual Report on Form 10-K of On Assignment, Inc. for the year ended December 31, 2002.

/s/ Deloitte & Touche LLP

Los Angeles, California
March 31, 2003

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  Exhibit 23.1
INDEPENDENT AUDITOR'S CONSENT